UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2008

CPC OF AMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-24053	11-3320709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6336 17th Street Circle East Sarasota, Florida 34243
(Address of principal executive offices)

(941) 727-4370
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02 Termination of a Material Definitive Agreement.

On May 13, 2008, each of Rod Shipman, the President and Chief Executive Officer of CPC of America, Inc. (the “Company”), and CTM Group, Inc., a Nevada corporation and the primary consultant of the Company (“CTM Group”), cancelled their royalty agreements with Med Enclosure, LLC, a Nevada limited liability company wholly-owned by the Company (“Med Enclosure”).  Pursuant to these royalty agreements, as amended, Med Enclosure granted to each of Mr. Shipman and CTM Group royalties equal to 2.5% of net sales of certain Med Enclosure products, including the Company’s MedClose vascular closure device.  These agreements required minimum royalty payments of $4,000,000 per year to each of Mr. Shipman and CTM Group following a change in control of either Med Enclosure or the Company.

As of March 12, 2008, each of Mr. Shipman and CTM Group beneficially owned, after giving effect to the exercise of certain options held by each, approximately 22.9% and 30.2%, respectively, of the Company’s issued and outstanding common stock.

Item 8.01 Other Events.

Certain options, which were granted on April 23, 1998 to each of Mr. Shipman and CTM Group to purchase all or any part of 2,000,000 shares of the Company’s common stock at $2.50 per share, expired on April 22, 2008.  Prior to April 21, 2008, each of Mr. Shipman and CTM Group had exercised certain of these options for the purchase of 717,435 and 741,689 common shares, respectively, leaving them with a remainder of unexercised options for the purchase of 1,282,565 and 1,258,311 common shares, respectively, all of which expired on April 22, 2008.

On April 25, 2008, the Board of Directors of the Company granted to each of Mr. Shipman and CTM Group additional options to purchase 1,607,565 and 1,583,311 shares, respectively, of the Company’s common stock.  These options are exercisable immediately at $7.90 per share and they expire on April 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPC OF AMERICA, INC.

Dated: May 16, 2008	/s/ Rod A. Shipman
Rod A. Shipman, Chief Executive Officer